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                                   EXHIBIT 11
                             U.S. TRUST CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                   1995 (1)          1994              1993
                                                                   ----              ----              ----

PRIMARY NET INCOME (LOSS) PER SHARE:
Net Income (Loss)                                              $(50,521,000)     $ 20,967,000     $ 42,267,000
Plus Dividend Equivalent on Deferred Long-Term
  Performance Plan Awards (After-Tax)                                  -              308,000          213,000
                                                               ------------      ------------     ------------
Net Income (Loss)                                               (50,521,000)       21,275,000       42,480,000
                                                               ============      ============     ============
Weighted average number of common shares outstanding              9,637,800         9,381,033        9,344,026
Add average shares issuable under stock option and
  variable stock award plans                                           -              638,559          624,007
                                                               ------------      ------------     ------------
  Total Common and Common Equivalent Shares                       9,637,800        10,019,592        9,968,033
                                                               ============      ============     ============
Net Income (Loss) Per Share                                    $     (5.24)      $       2.12     $       4.26
                                                               ============      ============     ============
FULLY DILUTED NET INCOME (LOSS) PER SHARE:
Net Income (Loss)                                              $(50,521,000)     $ 20,967,000     $ 42,267,000
Plus Dividend Equivalent on Deferred Long-Term
  Performance Plan Awards (After-Tax)                                  -              308,000          213,000
                                                               ------------      ------------     ------------
Net Income (Loss)                                               (50,521,000)       21,275,000       42,480,000
                                                               ============      ============     ============
Weighted average number of common shares outstanding              9,637,800         9,381,033        9,344,026
Add maximum dilutive impact of average shares issuable
  under stock option and variable stock award plans (2)                -              817,268          650,565
                                                               ------------      ------------     ------------
  Total Dilutive Shares                                           9,637,800        10,198,301        9,994,591
                                                               ============      ============     ============
Net Income (Loss) Per Share:                                   $     (5.24)      $       2.09     $       4.25
                                                               ============      ============     ============
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(1)   Dividend Equivalents and the number of shares issuable under stock options and variable stock award plans have been excluded from the computation of the 1995 loss per share because their inclusion would have had an antidilutive affect on the result.

(2)   Assumes issuance of the maximum number of shares calculated as follows:

      Stock option plans - computed using the period-end market price of the Corporation's common stock, if it is higher than the average market price used in calculating primary net income per share. Variable stock award plans -- computed assuming the issuance of performance stock awards that have been accrued but not yet awarded.